EXHIBIT 10.23
2007 INCENTIVE COMPENSATION AWARDS TO EXECUTIVE OFFICERS
A. Equity Awards
On February 7, 2007 the Incentive Compensation Committee of Registrant’s Board of Directors approved grants of stock appreciation rights (“SARs”) to the executive officers of Registrant, specifically Stephen W. Lilienthal, Michael Fusco, Jonathan D. Kantor, James R. Lewis and D. Craig Mense (collectively the “Executive Officers”). The form of Award Letter and Award Terms pursuant to such grants are reproduced below.

February 13, 2007

Private and Confidential

To: {Participant}	Number of Stock SARs Granted	{No. of SARs}

Re: Grant of Stock Appreciation Rights paid in Stock	Exercise Price	$

Grant Date

Expiration Date

The Incentive Compensation Committee (the “Committee”) of the Board of Directors of CNA Financial Corporation (“Company”), which administers the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”), has determined that you are eligible for a grant of {No. of SARs} Stock Appreciation Rights (the “Stock SARs”) paid in CNA Financial Corporation common stock at $           per share (the “Exercise Price”). Each Stock SAR entitles the eligible person to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company’s common stock on the date of exercise and the Exercise Price, which may not be less than the fair market value of a single share of the Company’s common stock on the date the right was granted, paid in shares of the Company’s common stock. This stock appreciation rights award was granted by the Committee under the Plan on February 7, 2007.
As described more fully in the attached Award Terms, the Stock SARs will become exercisable in four equal annual installments on February 7th of 2008, 2009, 2010 and 2011 so long as you are employed by Continental Casualty Company (“CCC”) or an affiliate of CCC on each such date. For example, one quarter of the Stock SARs granted will be exercisable on February 7, 2008 if you are an employee on that date. In most instances, after the Stock SARs become exercisable generally you may exercise them any time prior to the expiration date shown above provided that you are employed by Continental Casualty Company or an affiliate of CCC at the time of exercise. After exercising the Stock SARs, you can decide whether to hold or sell the shares of Company common stock you have obtained, subject to CNA’s Securities Compliance Policy and applicable insider trading restrictions.
Under the present tax laws, as a result of exercising the Stock SARs you will potentially recognize taxable income at the time of exercise. When and if you sell the shares of Company common stock acquired through the Stock SARs exercise, any additional gain may be subject to further tax at capital gain rates. The Company recommends that you consult with your own tax advisor to determine the applicability of the tax rules to the awards granted to you in your individual circumstances.
This Award Letter provides a summary of your Stock SARs, and the Award is subject to the Award Terms enclosed with this Award Letter. (In the attached Award Terms, you are referred to as the “Participant.”) This Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan document, the terms of the Plan document will govern.
Sincerely,
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Stock Appreciation Rights Paid in Company Common Stock Terms for Grant Under the
CNA Financial Corporation 2000 Incentive Compensation Plan
     On February 7, 2007 (the “Grant Date”), CNA Financial Corporation (the “Company”) granted to the Participant certain Stock Appreciation Rights (the “Stock SARs”) paid in Company common stock. Each Stock SAR entitles the eligible person to receive, at the time of exercise, an amount equal to the difference between the fair market value of a single share of the Company’s common stock on the date of exercise and the Exercise Price, which may not be less than the fair market value of a single share of the Company’s common stock on the date the right was granted, paid in shares of CNA Financial Corporation common stock. All Stock SAR grants shall be subject to the following Terms (sometimes referred to as the “Award Terms”):
     1. Stock SARs Award. For purposes of the Award Terms, the “Participant” shall be the eligible person identified in the award letter included with these Award Terms (the “Award Letter”) and reflecting the date of grant of the Stock SARs that is the same as the Grant Date specified in these Award Terms. For purposes of the Award Terms, the “Exercise Price” is the price per share for such Stock SARs as specified in the Award Letter. The Stock SARs have been granted under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”), which is incorporated into and forms a part of the Award Terms. Certain words, terms and phrases used in the Award Terms are defined in the Plan (rather than in the Award Terms or Award Letter), and except where the context clearly implies or indicates the contrary, and except as otherwise provided in the Award Terms, a word, term, or phrase used or defined in the Plan is similarly used or defined in the Award Terms and the Award Letter. Other words, terms or phrases used in the Award Terms or Award Letter are defined in paragraph 11 of these Award Terms or elsewhere in these Award Terms or Award Letter.
     2. Date of Exercise. Subject to the limitations of the Plan and these Award Terms, each Stock SARs installment shall be exercisable on and after the Date of Exercisability for such Installment as described in the following schedule (but only if the Date of Termination has not occurred before the Date of Exercisability):

DATE OF EXERCISABILITY APPLICABLE TO
INSTALLMENT	INSTALLMENT

First quarter of Stock SARs	First anniversary of February 7, 2007

Second quarter of Stock SARs	Second anniversary of February 7, 2007

Third quarter of Stock SARs	Third anniversary of February 7, 2007

Fourth quarter of Stock SARs	Fourth anniversary of February 7, 2007

     The Stock SARs may be exercised as provided for herein only as to that portion of the Stock SARs that were exercisable (or became exercisable) immediately prior to the Date of Termination, if any.
     4. Expiration. The Stock SARs shall not be exercisable after the Company’s close of business on the last business day that occurs prior to the Expiration Date. The “Expiration Date” shall be earliest to occur of:
(a) Ten Years. The ten-year anniversary of the Grant Date.

(b) Death or Disability. The one-year anniversary of such Date of Termination, if the Participant’s termination of employment by Continental Casualty Company or an Affiliate occurs by reason of the Participant’s death or the Participant’s Permanent Disability.
(c) Retirement. The three-year anniversary of such Date of Termination, if the Participant’s termination of employment by Continental Casualty Company or an Affiliate occurs by reason of the Participant’s Retirement (and not by reason of death, Permanent Disability, or for Cause).
(d) Cause. The Date of Termination, if the Participant’s termination occurs by reason of Cause.
(e) Voluntary Resignation. The Date of Termination, if the Participant’s termination of employment by Continental Casualty Company or an Affiliate occurs by reason of the Participant’s voluntary resignation (and the termination is for reasons other than as described in paragraphs (b), (c), or (d) next above, or paragraph (f) next below); provided, however, that the Compensation Committee of the Company’s Board of Directors (the “Committee’), in its sole discretion, may provide for extension of the date specified in this paragraph (e), except that such extended date may not be later than the earlier to occur of the 90 day anniversary of the Date of Termination or the date specified in paragraph (a) next above.
(f) Termination without Cause. The Date of Termination, if the Participant’s termination of employment by Continental Casualty Company or an Affiliate occurs by reason of termination of employment by the Participant’s employer for reasons other than Cause (and the termination is for reasons other than as described in paragraphs (b), (c), or (d), next above); provided, however, that the Committee, in its sole discretion, may provide for extension of the date specified in this paragraph (f), except that such extended date may not be later than the earlier to occur of the one-year anniversary of the Date of Termination or the date specified in paragraph (a) next above; and further provided that, notwithstanding the provisions of paragraph 3, the Committee may, in its sole discretion, permit additional exercisability of the Stock SARs to be earned, if any, during such extension period.
     5. Method of Exercise. The Stock SARs may be exercised in whole or in part by sending a written notice to the Secretary of the Company at its corporate headquarters before the Company’s close of business on the last business day that occurs prior to the Expiration Date, or, if offered by the Company at the Company’s discretion, by electing to exercise the Stock SARs through a Company-arranged broker-dealer. Each exercise of the Stock SARs shall be subject to the Award Letter, the Award Terms and the Plan, and also to the following provisions:
(a) Any notice of exercise shall specify the number of Stock SARs which the Participant elects to exercise and the date(s) on which they were awarded and vested.
(b) Any gains realized upon exercise of Stock SARs will be paid in shares of CNA Financial Corporation common stock. Except as otherwise provided by the Committee, before the Stock SARs are exercised the Participant will be required to remit to the Company a sufficient portion of the sale proceeds to pay in either cash or shares acquired through the exercise any tax withholding requirements resulting from such exercise.
(c) No Stock SARs Rights shall be exercisable if and to the extent the Company determines in its sole discretion that such exercise would be in violation of applicable state or federal securities laws or the rules or regulations of any securities exchange on which the shares of stock are traded. If the Company makes such a determination, it shall use reasonable efforts to obtain compliance with such laws, rules or regulations. In making any determination hereunder, the Company may rely on the opinion of counsel for the Company.
     6. Administration. The authority to manage and control the operation and administration of the Award Terms shall be vested in the Committee, and the Committee shall have all such powers with respect to the Award Terms as it has with respect to the Plan. Any interpretation of the Award Terms by the Committee and any decision made by it with respect to the Award Terms is final and binding on the Company and the Participant. These Terms may be subsequently modified at the discretion of the Company based on subsequent regulatory, tax, or legal developments, as interpreted by the Company.
     7. Fractional Shares. Any gains realized upon exercise of Stock SARs will be paid in shares of CNA Financial common stock, in whole or fractional shares, as determined by the Company to be appropriate and as approved by the Committee.
     8. No Rights As Shareholder. The Participant shall not have any rights of a shareholder with respect to the Stock SARs issued ,unless and until a certificate for such shares has been duly issued by the Company following exercise of the Stock SARs as provided herein.
     9. Governing Documents. The Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. If discrepancies arise between these Award Terms and the Plan document, the terms of the Plan document will govern. The Award Terms are subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.
     10. Amendment. The Award Terms may be amended by written agreement of the Participant and the Company, without the consent of any other person, except that any such amendment shall be subject to the approval of the Committee.
     11. Definitions. For purposes of the Award Terms, the following definitions shall apply:
(a) Affiliate. The term “Affiliate” means any business or entity in which at any relevant time the Company holds directly or indirectly a greater than a 10% equity (voting or non-voting) interest.
(b) Cause. The Participant will have engaged in conduct that constitutes “Cause” if the Participant
i) engages in any conduct which the Chief Executive Officer of the Company’s insurance subsidiaries reasonably determines to be fraudulent, constitute willful malfeasance or gross negligence, or be inconsistent with the dignity and character of an executive of the Company or ii) violates in a material manner the then current rules of professional conduct or human resource policies of the Company. If the Participant has entered into an employment contract with the Company or any Subsidiary and “Cause” is defined in such contract, then “Cause” for purposes of these Award Terms shall be as defined in such contract in lieu of the definition in the immediately prior sentence.

(c) Date of Exercisability. The Participant’s “Date of Exercisability” is the date on which the specified amount of Stock SARs are first able to be exercised as provided for in paragraph 3 of these Award Terms.
(d) Date of Termination. The Participant’s “Date of Termination” shall be the first day occurring on or after the Date of Grant on which the Participant is not employed by Continental Casualty Company or an Affiliate, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant’s employment between Continental Casualty Company and an Affiliate or between two Affiliates; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from Continental Casualty Company or an Affiliate approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be an Affiliate (and the Participant’s employer is or becomes an entity that is not an Affiliate), the occurrence of such transaction shall be treated as the Participant’s Date of Termination caused by the Participant being discharged by the employer.
(e) Permanent Disability. The term “Permanent Disability” means a physical or mental condition of Participant which, as determined by the Company, in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders Participant incapable of substantially performing of the services required of him by his employer.
(f) Retirement. Termination because of “Retirement” shall mean the Participant’s Date of Termination after attainment of age 62 or, if earlier, the Participant’s Date of Termination which is designated by the Committee as a “Retirement” for purposes of the Award Terms.
B. Cash Awards
On February 7, 2007 the Incentive Compensation Committee of Registrant’s Board
of Directors approved the following items with regard to the Executive Officers:
a.	Annual Incentive Bonus (“AIB”) amounts for 2006, payable in 2007. The AIB is determined through a performance goal of Registrant’s net operating income or payout formula that is a percentage of Registrant’s net operating income achieved in a particular year, in this instance 2006.

b.	2006 performance year results for the Long-Term Incentive Cash Plan (the “LTI Plan”), and payouts for the 2004-2006 LTI Plan cycle pursuant to such results. The form of the letter pursuant to such payouts is reproduced below. The 2006 performance year results that were approved apply to the 2004-2006, 2005-2007 and 2006-2008 cycles under the LTI Plan.
c.	LTI Plan cash awards for the 2007-2009 LTI Plan cycle. The form of award letter and award terms pursuant to such cash awards are reproduced below.

d.	AIB opportunities for the 2007 performance year, determined through a performance goal of Registrant’s net operating income or payout formula that is a percentage of Registrant’s net operating income achieved in 2007, payable in 2008.

e.	Net operating income goals for 2007 under the LTI Plan, applicable to the 2005-2007, 2006-2008 and 2007-2009 LTI Plan cycles. The LTI Plan potential bonus amounts are based upon Registrant’s net operating income over three year cycles, with goals set for each calendar year within the three year cycle. Performance is determined at the end of each calendar year and payouts are accrued until the end of each three year cycle.

f.	The definition of net operating income for purposes of determining performance and bonus payouts applicable to AIB opportunities for 2007 and the 2007 LTI Plan cash targets for the 2005-2007, 2006-2008 and 2007-2009 LTI Plan cycles.
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March 8, 2007

Private and Confidential

{Participant}
Re: CNAF LTI Cash Plan 2004-2006 Performance Cycle Payout
The Incentive Compensation Committee (ICC) of CNAF Board of Directors has determined the performance level of achievement for the 2004-2006 performance cycle of the CNAF LTI Cash Plan.
The Long-Term Incentive plan generally provides that you will be eligible for an award based on the achievement of the predetermined levels of the Company’s Net Operating Income (NOI), as defined by the ICC. The NOI target and a range for minimum and maximum performance are set annually by the ICC for each year within the relevant performance cycles.
For the 2004-2006 performance cycle, NOI goals and LTI attainment were determined according to the following schedule.
The final NOI achievement for each year within the 3-year cycle is determined by the ICC, derived from the net income reported in the Company’s financial statements, with adjustments applied based on the NOI definition as approved by the ICC. The primary purpose for making adjustments to net income is to remove those potential elements of income or loss which relate to one-time or extraordinary events or developments or other matters that, in the judgment of the ICC, are not appropriate to consider for purposes of assessing performance.
The amount payable to you under the terms of the Plan is $___. The payout amount is based on the calculation provided in the table on the following page. It will be shown on your March 15, 2007 pay statement, as a separate line item labeled CNA LTIP (478). If you have any questions regarding this calculation, please call Irma Quintana at extension 7828 or Megan Reilly at extension 1295.
Sincerely,
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March 30, 2007
Private and Confidential
{Name}
{Address}
{Address}

Re:	Grant of 2007-2009 Cash Long-Term Incentive Award
CNA Financial Corporation (the “Company”) has granted you a long-term incentive cash award (the ”Long-Term Incentive Award”) under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”) for the performance period beginning January 1, 2007 and ending December 31, 2009 (the “Performance Period”). The Long-Term Incentive Award generally provides that you will be eligible for an award opportunity based on the achievement of predetermined levels of the Company’s net operating income (“NOI”). The NOI target goal and a schedule for minimum and maximum performance levels will be set annually for each year within the relevant performance cycles. At the end of each year NOI results will be determined and Long-Term Incentive Award payouts (if any) will be accrued. No interest will be applied to the accruals.
For each year within the performance cycle 1/3 of the target award percentage will be applied to your year-end base salary. Your target award for 2007-2009 Performance Period is ___% (“target bonus”).
For the calendar year 2007, NOI goals and Long-Term Incentive Award attainment will be determined according to the following schedule.
Awards will be determined by interpolating between the minimum and maximum target attainments under the schedule.
At the end of the Performance Period, the Compensation Committee of the Company’s Board of Directors (“Committee”) that administers the Plan will determine the performance level achieved for the period, and the amount, if any, distributable to you for your award under the terms of the Plan.
This letter provides a summary of your Long-Term Incentive Award. This Long-Term Incentive Award is subject to the Long-Term Incentive Award terms (the “Award Terms”) enclosed with this letter. (In the attached Award Terms, you are referred to as the “Participant.”) This Award Letter shall be subject to the Award Terms, and the Award Terms shall be subject to the provisions of the Plan. If discrepancies arise between this Award Letter and the Award Terms, the Award Terms will govern, and if discrepancies arise between the Award Terms and the Plan, the terms of the Plan will govern. Note that the Award Terms impose certain restrictions on your Long-Term Incentive Award, and provide that the Committee has the authority to reduce the amount of the Long-Term Incentive Award otherwise payable to you, or cancel the Long-Term Incentive Award otherwise payable to you entirely, all in its discretion as it determines necessary or appropriate.
Sincerely,
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Cash Long-Term Incentive Award Terms for Grant Under the
CNA Financial Corporation 2000 Incentive Compensation Plan
     On February 7, 2007 (the “Grant Date”), the Incentive Compensation Committee of the Board of Directors of CNA Financial Corporation (the “Company”) set net operating income goals for a cash long-term incentive award to the Participant for the 2007-2009 LTI Plan cycle (the “LTI Award”). The LTI Award is subject to the following LTI Award terms (the “Award Terms”):
     1. LTI Award. For purposes of these Award Terms, the “Participant” shall be the eligible person identified in the award letter included with these Award Terms (the “Award Letter”). For purposes of these Award Terms, the amounts of the target LTI Award and the maximum LTI Award are, respectively, the amounts specified in the Award Letter. The LTI Award has been granted under the CNA Financial Corporation 2000 Incentive Compensation Plan (the “Plan”), which is incorporated into and forms a part of these Award Terms. Certain words, terms and phrases used in these Award Terms are defined in the Plan (rather than in these Award Terms or the Award Letter), and, except where the context clearly implies or indicates the contrary and except as otherwise provided in these Award Terms, a word, term, or phrase used or defined in the Plan is used or defined identically in these Award Terms. Other words, terms or phrases used in these Award Terms are defined in paragraph 9 or elsewhere in these Award Terms or the Award Letter.
     2. Performance Period. The “Performance Period” shall have the meaning set forth in the Award Letter.
     3. Expiration. If the Participant’s Date of Termination of Affiliation occurs, prior to payment for the Performance Period, then the following shall apply:
(a) Retirement. If the Participant’s Date of Termination of Affiliation occurs before the last day of the Performance Period by reason of the Participant’s Retirement, the Participant shall be eligible for a payment with respect to the LTI Award in accordance with the terms of these Award Terms, as though the Participant remained employed by the Company through the end of the Performance Period, and based on the Company’s actual performance for the period, but subject to a proration based on the number of months of participation for the portion of the Performance Period prior to the Participant’s Date of Termination of Affiliation. Distribution under this paragraph (a) for the Performance Period shall be made at the normally scheduled time for such distribution (determined without regard to the occurrence of the Participant’s Date of Termination of Affiliation).
(b) Death or Disability. If the Participant’s Date of Termination of Affiliation occurs before the last day of the Performance Period by reason of the Participant’s death or Permanent Disability, the Participant (or the Participant’s estate) shall be eligible for a payment with respect to the LTI Award in accordance with the terms of these Award Terms based on the Company’s actual performance for the period, but subject to pro-ration based on the number of months of participation for the portion of the Performance Period prior to the Participant’s Date of Termination of Affiliation. Distribution under this paragraph (b) shall be made as soon as practicable after the Participant’s Date of Termination of Affiliation.
(c) Voluntary, Involuntary Termination and Termination for Cause. If the Participant’s Date of Termination of Affiliation occurs at any time prior to the distribution of the LTI Award (as provided for in paragraph 6 below) by reason of termination of employment by the Participant’s employer for Cause, or by reason of the Participant’s voluntary or involuntary termination, the Participant’s LTI Award shall be entirely forfeited.
Notwithstanding the foregoing provisions of this paragraph 3, if a Participant has engaged in any conduct which constitutes Cause prior to distribution with respect to the LTI Award, the LTI Award shall be entirely forfeited.
     4. New Hires/Promotions. If an eligible employee is hired during the Performance Period, the Participant’s LTI Award will be pro-rated based on the appropriate number of complete months of participation. If an eligible employee is promoted outside of the Company annual officer salary review process, the Participant’s LTI Award will be pro-rated based on the appropriate number of complete months of participation. If an eligible employee is promoted as part of the Company annual officer salary review process, the Participant’s LTI Award will be effective as of the beginning of the Performance Period.
     5. Award Amount. The amount to be distributed with respect to the LTI Award shall be determined according to the schedule in the Award Letter, subject to review and approval of the Compensation Committee of the Company’s Board of Directors (the “Committee”). If the Net Operating Income for the Performance Period is at least the minimum level but less than the target level, the amount distributable with respect to the LTI Award shall be interpolated between zero and the target amount. If the Net Operating Income for the Performance Period is greater than the target level but less than the maximum level, the amount distributable with respect to the LTI Award shall be interpolated between the target amount and the maximum amount. As soon as practicable after the necessary financial data for the Performance Period is available to the Committee, the Committee shall make a determination of the extent of the achievement of the performance goal(s) for that Performance Period, and shall make a determination of the amount, if any, of the distribution to be made under the LTI Award to the Participant for the Performance Period. The Committee may, in its discretion, reduce the amount of the LTI Award or cancel the LTI Award entirely.
     6. Settlement of Award. The amount that is distributable with respect to the LTI Award shall be settled through cash payment of that amount to be made as soon as practicable as determined by the Company after the Committee makes the determination described in paragraph 5.
     7. Administration. The authority to manage and to control the operation and administration of these Award Terms shall be vested in the Committee, and the Committee shall have all powers with respect to these Award Terms as it has with respect to the Plan. Any interpretations of these Award Terms by the Committee and any decisions made by it with respect to these Award Terms are final and binding on all persons.
     8. Governing Documents. The Award Letter shall be subject to these Award Terms, and these Award Terms shall be subject to the provisions of the Plan, a copy of which may be obtained by the Participant from the office of the Secretary of the Company. If discrepancies arise between these Award Terms and the Plan, the terms of the Plan will govern. These Award Terms are subject to all interpretations, amendments, rules, and regulations promulgated by the Committee from time to time pursuant to the Plan.
     9. Definitions. For purposes of these Award Terms, the following definitions shall apply:

(a) Affiliate. The term “Affiliate” means any business or entity in which at any relevant time the Company directly or indirectly holds greater than a 10% equity (voting or non-voting) interest.
(b) Cause. The Participant will have engaged in conduct that constitutes “Cause” if the Participant (i) engages in any conduct which the Committee, in good faith, shall determine to be fraudulent, constitute willful malfeasance or gross negligence, or inconsistent with the dignity and character of an executive or other employee of the Company, or (ii) violates in a material manner the then current rules of professional conduct or human resource policies of the Company.
(c) Date of Termination of Affiliation. The Participant’s “Date of Termination of Affiliation” shall be the first day occurring on or after the Grant Date on which the Participant is not employed by the Company or any Affiliate, as determined by the Company, regardless of the reason for the termination of employment; provided that a termination of employment shall not be deemed to occur by reason of a transfer of the Participant between the Company and an Affiliate or between two Affiliates; and further provided that the Participant’s employment shall not be considered terminated while the Participant is on a leave of absence from the Company or an Affiliate approved by the Participant’s employer. If, as a result of a sale or other transaction, the Participant’s employer ceases to be an Affiliate (and the Participant’s employer is or becomes an entity that is separate from the Company), the occurrence of such transaction shall be treated as the Participant’s Date of Termination of Affiliation, caused by the Participant being discharged by the employer.
(d) Net Operating Income. “Net Operating Income” will mean net operating income of the Company as defined by the Committee for the Performance Period.
(e) Permanent Disability. The term “Permanent Disability” means a physical or mental condition of Participant which, as determined by the Committee in its sole discretion based on all available medical information, is expected to continue indefinitely and which renders Participant incapable of performing any substantial portion of the services required of Participant by the Participant’s employer.
(f) Retirement. Termination because of “Retirement” shall mean the Participant’s Date of Termination of Affiliation after attainment of age 62 or, if earlier, the Participant’s Date of Termination of Affiliation which is designated by the Committee as a “Retirement” for purposes of these Award Terms.